UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant toss.240.14a-11(c) orss. 240.14a-12

                         The Hain Celestial Group, Inc.
                  (formerly known as The Hain Food Group, Inc.)
                (Name of Registrant as Specified In Its Charter)

                      -------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)   Title of each class of securities to which transaction applies:
         2)   Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):
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        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
            1)       Amount Previously Paid:
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            3)       Filing Party:
            4)       Date Filed:

                         THE HAIN CELESTIAL GROUP, INC.
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553








                                                                November 3, 2000








Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Hain Celestial Group, Inc., scheduled to be held on Tuesday, December 5, 2000 at the conference center, located in the lower lobby, at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553, commencing at 11:00 A.M., Eastern Standard Time. Your board of directors and management look forward to greeting personally those stockholders able to attend.

     Details of business to be conducted at the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report for 2000.

     It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed proxy in the envelope provided for your convenience.

                                   Sincerely,



                                   Irwin D. Simon
                                   President, Chief Executive
                                   Officer and Chairman of the Board

                         THE HAIN CELESTIAL GROUP, INC.
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553

                           --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               AND PROXY STATEMENT
                           --------------------------



To the Stockholders of THE HAIN CELESTIAL GROUP, INC.:

     The Annual Meeting of Stockholders of The Hain Celestial Group, Inc. will be held on Tuesday, December 5, 2000 at 11:00 A.M., Eastern Standard Time, at the conference center, located in the lower lobby, at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553, for the following purposes:

     1. To elect a board of directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2001;

     3. To consider and act upon a stockholder proposal, if presented at the meeting by its proponents, requesting the board of directors to adopt a policy of removing genetically engineered foods from our brand name or private label products, which proposal is opposed by our board of directors; and

     4. To transact such other business as may properly come before the meeting.

     Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed Proxy and mail it promptly in the enclosed reply envelope addressed to Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                     SOLICITATION AND REVOCATION OF PROXIES

     Proxies are being solicited on behalf of our board of directors, and we will bear the cost of such solicitation. We expect that the solicitation of proxies will be primarily by mail. Proxies may also be solicited by our officers and employees at no additional cost to us, in person or by telephone, telegram or other means of communication. We may reimburse custodians, nominees and fiduciaries holding our common stock for their reasonable expenses in sending proxy material to principals and obtaining their proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by written notice to our secretary or by voting in person at the meeting.

     It is expected that this Notice of Annual Meeting of Stockholders and Proxy Statement will first be mailed to stockholders on or about November 3, 2000.


              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

     Only stockholders of record at the close of business on October 31, 2000 will be entitled to vote at the annual meeting. On that date, there were 33,086,919 shares of our common stock outstanding and entitled to be voted at the annual meeting. Each such share is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 31, 2000 for (1) each of our directors, (2) each of our executive officers, (3) each person who is known by us to beneficially own more than five percent of the outstanding shares of our common stock and (4) all of our directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and does not necessarily bear on the economic incidents of ownership or the right to transfer the shares described below.

                                                             ----------------        --------------
                                                              Number of              Percentage of
                                                                Shares                Common Stock
                                                             ----------------        --------------

Irwin D. Simon (1)...................................             2,680,378                7.6%
Morris J. Siegel (2).................................               611,657                1.8%
Andrew R. Heyer (3) (4)..............................               326,185                  *
Beth L. Bronner (4) (5)..............................                84,667                  *
Jack Futterman (4) (6)...............................                41,500                  *
James S. Gold (4) (7)................................                39,000                  *
Joseph Jimenez (4) (8) (9)...........................                25,500                  *
Marina Hahn (4) (10).................................                41,108                  *
Gregg A. Ostrander (4) (10)..........................                38,696                  *
Nigel Clare (4) (9) (11).............................                15,000                  *
Benjamin Brecher (12)................................               208,000                  *
Ellen B. Deutsch (12)................................                18,200                  *
Gary M. Jacobs (12)..................................               170,015                  *
Andrew Jacobson (12).................................                40,000                  *
Boulder, Inc. (9)....................................             6,090,351                18.4%
H.J. Heinz Company (9)...............................             6,090,351                18.4%
White Rock Capital Management, L.P. (13).............             1,778,100                5.4%
White Rock Capital, Inc. (13)........................             1,778,100                5.4%
Thomas U. Barton (13)................................             1,808,100                5.5%
Joseph U. Barton (13)................................             1,803,100                5.4%
All directors and executive officers as a
  group (fourteen persons)(14).......................             4,339,906                12.0%

---------------------
* Indicates less than 1%.

(1) Includes 600,000 shares of common stock issuable upon the exercise of options granted under our 1993 Executive Stock Option Plan and 1,435,000 shares of common stock issuable upon the exercise of options granted under our 1994 Long Term Incentive and Stock Award Plan (the "1994 Plan"), including options exercisable for 600,000 shares granted in fiscal 2001 in accordance with the terms of Mr. Simon's employment agreement. Mr. Simon is our President, Chief Executive Officer and Chairman of the Board of Directors.
(2) Includes 15,000 shares of common stock issuable upon exercise of options granted under our 1996 Directors Stock Option Plan (the "Directors Plan") and 288,342 shares of common stock issuable upon exercise of options assumed upon consummation of the merger of Celestial Seasonings, Inc. ("Celestial") with and into our wholly owned subsidiary on May 30, 2000 (the "Merger"), following which we changed our name to The Hain Celestial Group, Inc. Mr. Siegel is Vice-Chairman of the Board of Directors. In addition, Mr. Siegel is an officer of Celestial and under an employment agreement with Celestial is entitled to an annual salary of $250,000 and severance equal to two times his annual salary if we terminate him without cause.
(3) Includes 48,000 shares of common stock issuable upon the exercise of options granted under the Directors Plan and 168,499 shares issuable upon the exercise of warrants received by Mr. Heyer upon distributions from Argosy-Hain Warrant Holdings, L.P. and Argosy Investment Corp.
(4)  Director of Hain.
(5) Includes 48,000 shares of common stock issuable upon the exercise of options granted under the Directors Plan.
(6) Includes 40,500 shares of common stock issuable upon the exercise of options granted under the Directors Plan.
(7) Includes 33,000 shares of common stock issuable upon the exercise of options granted under the Directors Plan.
(8) Consists of 25,500 shares of common stock issuable upon the exercise of options granted under the Directors Plan.
(9) According to Amendment No. 1 to Schedule 13D dated June 19, 2000, Boulder, Inc. ("Boulder") (formerly Earth's Best, Inc.), a wholly owned subsidiary of H.J. Heinz Company, holds 6,090,351 shares of common stock. Mr. Jimenez is President and Chief Executive Officer of Heinz North America, a division of H.J. Heinz Company. Mr. Clare is Managing Director, Grocery, Europe for H.J. Heinz Company. Share amounts presented for Mr. Jimenez and Mr. Clare do not include the shares of common stock held by Boulder.
(10) Includes for each of Ms. Hahn and Mr. Ostrander 15,000 shares of common stock issuable upon exercise of options granted under the Directors Plan and 22,770 shares of common stock issuable upon the exercise of Celestial options assumed upon consummation of the Merger.
(11) Consists of 15,000 shares of common stock issuable upon exercise of options granted under the Directors Plan.
(12) Includes 195,000 shares for Mr. Brecher, 13,200 shares for Ms. Deutsch, 170,000 shares for Mr. Jacobs and 40,000 shares for Mr. Jacobson of common stock issuable upon exercise of options granted under the 1994 Plan. In the case of Mr. Jacobs, includes 15 shares held by his son. Mr. Brecher, Ms. Deutsch, Mr. Jacobs and Mr. Jacobson are executive officers.
(13) According to a Schedule 13G, as amended as of March 30, 2000: (1) White Rock Capital Management, L.P., a Texas limited partnership, White Rock Capital, Inc., a Texas corporation, Thomas U. Barton and Joseph U. Barton may be deemed beneficial owners of an aggregate of 1,778,100 shares of common stock consisting of 1,360,600 shares of common stock acquired by the White Rock entities on behalf of certain institutional clients, 394,500 shares of common stock held for the account of White Rock Capital Partners, L.P. and 23,000 shares of common stock held for the account of White Rock Capital Management, L.P., a Texas limited partnership; (2) Joseph U. Barton beneficially owns an additional 25,000 shares of common stock acquired for his personal account; and (3) Thomas U. Barton beneficially owns an additional 30,000 shares of common stock pursuant to an arrangement providing for the trading of options to acquire such shares. Thomas U. Barton and Joseph U. Barton are shareholders of White Rock Capital, Inc.
(14) Includes 600,000 shares issuable upon the exercise of options granted under the 1993 Plan, 1,853,200 shares issuable upon the exercise of options granted under the 1994 Plan, 333,882 shares issuable upon the exercise of options granted under Celestial plans assumed in connection with the Merger, 255,000 shares issuable upon the exercise of options granted under the Directors Plan and 168,499 shares issuable upon the exercise of warrants. See notes 1 through 12.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The size of our board of directors is currently set at eleven members. Ten of our nominated directors are standing for re-election and one is standing for election for the first time.

     Each director will hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. The persons named as proxies in the accompanying proxy, who have been designated by the board of directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of all of the nominees listed below.

     The following information describes the backgrounds and business experience of the nominees for director:

Irwin D. Simon(3), President, Chief Executive Officer and Chairman of the Board, Age 42

     Mr. Simon has been our President and Chief Executive Officer and a director since our inception and is our founder. Mr. Simon was appointed Chairman of the Board of Directors in April 2000. Mr. Simon is also the chairperson of our acquisition/strategy committee. From December 1990 through December 1992, Mr. Simon was employed in various marketing capacities with Slim-Fast Foods Company ("Slim Fast"), a national marketer of meal replacement and weight loss food supplements with annual revenues in excess of $500 million. His duties initially involved sales and marketing for the frozen and dairy divisions of Slim Fast, which included establishing and implementing marketing strategies and establishing a distribution system throughout the United States. In March 1992, Mr. Simon became Vice President of Marketing for Slim Fast. From 1986 through 1990, Mr. Simon was employed by The Haagen-Dazs Company, a division of Grand Metropolitan, plc. Haagen-Dazs is a manufacturer and distributor of premium ice cream and related products. Mr. Simon held a number of sales and marketing positions, including Eastern Regional Director of Haagen-Dazs Shops, the entity managing a majority of the franchisee system and all company-owned retail shops.

Morris J. Siegel(3), Vice Chairman of the Board, Age 50

     Mr. Siegel has been a director and Vice Chairman of the Board of Directors since May 2000. Prior to the Merger, Mr. Siegel had served as a director of Celestial Seasonings, Inc. since 1988, and Mr. Siegel has served as Chairman of the Celestial Board of Directors since 1991. Mr. Siegel founded Celestial in 1970 and was President and Chairman of the Board of Directors until 1986. From 1986 until 1990, Mr. Siegel was involved in private investments and not-for-profit activities, and from 1990 until 1991, was a founder and chief executive officer of Earth Wise, Inc., a marketer of environmentally friendly products. He served as Chief Executive Officer of Celestial from 1991 to 1997. Mr. Siegel also serves as a director of Wild Oats Markets, Inc., and several privately-held companies and foundations.

Andrew R. Heyer(1)(3), Age 43

     Mr. Heyer has been a director since November 1993. Mr. Heyer served as the Chairman of the Board of Directors from November 1993 through April 2000. Mr. Heyer has been a Managing Director of CIBC World Markets Corp. (formerly CIBC Oppenheimer Corp.), an affiliate of the Canadian Imperial Bank of Commerce and the successor to the Argosy Group, L.P. since August 1995.

From February 1990 until August 1995, Mr. Heyer was a Managing Director of the Argosy Group, L.P., an investment banking firm that specialized in merger, acquisition, divestiture, financing, refinancing and restructuring transactions. Mr. Heyer also serves as a director of Fairfield Corporation, Hayes Lemmerz International, Inc., Lancer Industries, Inc., Niagara Corporation, Spectrasite Holdings, Inc., NSP Holdings, L.L.C. and Millennium Digital Media Holdings, L.L.C. (as a member of the management committee).

Beth L. Bronner(1), Age 49

     Ms. Bronner has been a director since November 1993 and is the chairperson of our compensation committee. Ms. Bronner joined Advo, Inc. as President and Chief Operating Officer in August 2000. Prior to that, Ms. Bronner was at Sunbeam Inc. from November 1998 as President-Health Division. Prior to that, she was with Citibank, N.A. from September 1996 as Senior Vice President and Director of Marketing for the United States and Europe. From July 1994 to August 1996, Ms. Bronner was Vice President - Emerging Markets of American Telephone & Telegraph Company Consumer Communications Services business. Ms. Bronner was President of the Professional Products Division of Revlon, Inc. from May 1993 until June 1994. From February 1992 to May 1993 she was Executive Vice President of the Beauty Care and Professional Products Division of Revlon, Inc. Ms. Bronner also serves as a director of Fortis, Inc.

Jack Futterman(2), Age 67

     Mr. Futterman has been a director since December 1996. Mr. Futterman served as Chairman and Chief Executive Officer of Party City Stores, Inc. from June 1999 through December 1999. Mr. Futterman retired as Chairman and Chief Executive Officer of the Pathmark Supermarket chain in March 1996. He joined Pathmark in 1973 as Vice President of its drugstore and general merchandise divisions and occupied a number of positions before becoming Chairman and Chief Executive Officer. Mr. Futterman is a registered pharmacist and former Chairman of the National Association of Chain Drugstores. He is a director of Party City, Inc., as well as several not-for-profit organizations.

James S. Gold(2)(3), Age 49

     Mr. Gold has been a director since March 1998 and is the chairperson of our audit committee. Mr. Gold is a Managing Director in the Banking Group of Lazard Freres & Co LLC. Since joining Lazard Freres & Co LLC in 1977, Mr. Gold has been involved in a broad range of investment banking activities, particularly relating to the consumer products and food industries. Mr. Gold is also a director of Smart & Final Inc.

Joseph Jimenez(3), Age 40

     Joseph Jimenez has been a director since September 1999. Mr. Jimenez has served as President and Chief Executive Officer of Heinz North America since November 1998. Prior to that, Mr. Jimenez served as president of Wesson/Peter Pan Food Co. and Orville Redenbacher/Swiss Miss Food Co. from March 1997 to November 1998. From 1995 to March 1997, Mr. Jimenez served as Senior Vice President - Marketing of Orville Redenbacher/Swiss Miss Food Co. Mr. Jimenez served as Vice President Marketing of LaChoy/Rosarita Food Co. from 1994 to 1995. Mr. Jimenez serves on our board of directors as a designee of Boulder, Inc. (formerly Earth's Best, Inc.)

Marina Hahn(1), Age 41

     Ms. Hahn has been a director since May 2000. Prior to that, she had served as a director of Celestial since 1994. Currently, Ms. Hahn is Executive Vice President of J. Walter Thompson Company, an advertising agency. From 1996 to 1998, Ms. Hahn was Head of the Corporate Advisory Group for the William Morris Agency, Inc. From 1993 to 1995, Ms. Hahn was Vice President, Advertising for Sony Electronics, Inc., a consumer electronics manufacturer. From 1989 until joining Sony, she was the Director of Advertising for the Pepsi-Cola Company, a beverage company. From 1979 to 1989, she was employed by DDB Needham Worldwide, Inc., an advertising agency.

Gregg A. Ostrander(2), Age 47

     Mr. Ostrander has been a director since May 2000. Prior to that, he had served as a director of Celestial since 1998. Mr. Ostrander is Chairman, President and Chief Executive Officer of Michael Foods, Inc., a food processor, a position he has held since 1994. During 1993, he was Chief Operating Officer of Michael Foods. Mr. Ostrander was President of Swift-Eckrich Prepared Foods, a division of Con-Agra, Inc., a diversified food products company, from 1990 to 1993. From 1985 to 1990, Mr. Ostrander held the positions of Vice President--Marketing and Senior Vice President--Marketing at Armour Swift-Eckrich, Inc. Mr. Ostrander is a director of Arctic Cat, Inc. and Michael Foods, Inc.

Nigel Clare, Age 44

     Mr. Clare has been a director since August 2000. Since 1995, Mr. Clare has served as Managing Director, Grocery, Europe for H.J. Heinz Company where he oversees 5,000 employees in 25 countries and sales of $1.0 billion. Mr. Clare serves on our board of directors as our joint designee with Boulder.

Roger Meltzer, Age 49

     Mr. Meltzer is nominated as a director for the first time. Mr. Meltzer is a partner and a member of the executive committee of the law firm Cahill Gordon & Reindel, New York, New York, where he practices corporate law. Cahill Gordon & Reindel has represented us in various matters since 1994.

-----------------------

(1)      Compensation committee member.
(2)      Audit committee member.
(3)      Acquisition/strategy committee member.





Directors' Compensation, Committees and Meeting Attendance

     During the last fiscal year, the board of directors held 10 meetings.

     During the last fiscal year, we did not pay any direct compensation to directors, other than reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. Under our 1996 Directors Stock Option Plan, which we refer to in this notice of annual meeting as the Directors Plan, independent directors receive a grant of options to purchase

15,000 shares of our common stock upon election to the board of directors and options to purchase a minimum of 7,500 shares of common stock upon re-election at each subsequent annual meeting of stockholders, at exercise prices which are not less than the fair market value of the common stock at the time of grant. Directors who were re-elected at our stockholders meeting held December 7, 1999 received options to purchase 10,500 shares of our common stock in recognition for their services as director. In addition, the Directors Plan allows for discretionary grants of options by the compensation committee, at exercise prices which are not less than the fair market value of our common stock at the time of grant.

     The board of directors has three standing committees: the compensation committee, the audit committee and the acquisition/strategy committee.

     Compensation Committee. Our compensation committee is currently comprised of Ms. Bronner, Mr. Heyer and Ms. Hahn, with Ms. Bronner acting as chairperson. The compensation committee administers our employee stock option plans, determines the compensation policies for our officers and recommends to the entire board of directors the salaries of our executive officers. During fiscal 2000, the compensation committee held two meetings.

     Audit Committee. Our audit committee is currently comprised of Messrs. Gold, Futterman and Ostrander, with Mr. Gold acting as chairperson. The audit committee's principal duties include recommending to our board of directors the selection, retention and termination of our independent auditors, evaluating the independence of the auditors, including whether the auditors provide any consulting services to us, reviewing with the independent auditors their report as well as making any recommendations with respect to our financial statements, accounting policies, procedures and internal controls. In addition, the audit committee is charged with reviewing the independent auditor's fees for audit and non-audit services, determining independent auditor's fees for audit and non-audit services, and determining whether there are any conflicts of interest in financial or business matters between us and any of our officers or employees. A copy of the audit committee charter fully describing the purpose, duties and powers of the audit committee is attached hereto as Annex A. During fiscal 2000, our audit committee held one meeting.

     Acquisition/Strategy Committee. Our acquisition/strategy committee is comprised of Messrs. Simon, Siegel, Heyer, Jiminez and Gold, with Mr. Simon acting as chairperson. Our acquisition/strategy committee assists us in evaluating potential acquisition candidates, structuring acquisitions and integrating newly acquired businesses into our existing structure. We anticipate that this newly-formed committee will begin holding meetings in fiscal 2001.

     During fiscal 2000, each of our incumbent directors (except for Mr. Jimenez, who attended five of eight meetings) attended at least 75% of the aggregate of the meetings of the board of directors and committees on which they served.

Executive Officers

     The following information describes the backgrounds and business experience of our current executive officers who are not also directors:

Benjamin Brecher, Senior Vice President __ Operations and President - Health Valley Company, Age 49

     Mr. Brecher has served as Senior Vice President - Operations since September 1998 and President - Health Valley Company since October 1999. Prior to this appointment, Mr. Brecher had been our Vice President - Operations since November 1993. Mr. Brecher was an officer and director of Kineret Kosher Foods from 1974 until its acquisition by Hain in November 1993.

Ellen B. Deutsch, Senior Vice President __ Strategic Planning and Food Service, Age 39

     Ms. Deutsch has served as Senior Vice President - Strategic Planning and Food Service since June 2000. Prior to that, Ms. Deutsch served as Executive Vice President - Grocery/Mass-Market Division from November 1998 and Senior Vice President - Sales and Marketing from April 1997 to November 1998. Prior to May 1996, Ms. Deutsch was an executive of F&D Advertising Agency of Westbury, New York.

Gary M. Jacobs, Executive Vice President - Finance, Chief Financial Officer, Treasurer and Secretary, Age 43

     Mr. Jacobs has served as Executive Vice President - Finance, Chief Financial since July 2000, Secretary since December 1998 and Treasurer and Chief Financial Officer since September 1998. Prior to his appointment as Executive Vice President - Finance, Mr. Jacobs served as Senior Vice President - Finance since September 1998. Prior to his employment with us, Mr. Jacobs was the Chief Financial Officer of Graham Field Health Products, Inc., a manufacturing and distribution company. In December 1999, Graham Field filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. Mr. Jacobs is a certified public accountant and served as Senior Manager at Ernst & Young LLP for 13 years.

Andrew Jacobson, President __  Natural Foods Division, Age 39

     Mr. Jacobson has served as President of our Natural Foods Division following the consummation of the Westbrae acquisition in October 1997. From November 1992 until October 1977, Mr. Jacobson was President of Westbrae Natural Foods, Inc. and Little Bear Organic Foods, Inc. Prior to November 1992, Mr. Jacobson spent eight years in various divisional and corporate positions with Tree of Life, Inc., a major natural and specialty foods distributor. Mr. Jacobson serves on the board of the National Natural Foods Association.

Executive Compensation

Summary of Cash and Certain Other Compensation

     The following table sets forth the compensation paid us for services rendered during the three fiscal years ended June 30, 2000 to or for the accounts of our Chief Executive Officer and our other four most highly compensated executive officers.

                           Summary Compensation Table
                           --------------------------

                                                          Annual Compensation               Long-Term Compensation
                                              ------------------------------------------    ----------------------
                                                                                            Awards
                                                                                            ----------------------
                                                                                            Securities
Name and                                      Fiscal                        Other Annual    Underlying
Principal Position                            Year      Salary     Bonus    Compensation    Options
-------------------------------------------   ------   --------   --------  ------------    ----------------------
Irwin D. Simon                                2000     $375,000   $165,000    $5,400               0
President, Chief                              1999     $300,000   $105,000    $5,400         700,000
Executive Officer and Chairman of the Board   1998     $225,000    $60,000    $5,400         125,000(1)

Benjamin Brecher                              2000     $204,332    $99,500    $5,400               0
Senior Vice President - Operations and        1999     $167,700    $70,000    $5,400          50,000
    President - Health Valley Company         1998     $140,000    $37,500    $5,400         250,000(2)

Ellen B. Deutsch                              2000     $160,000         $0    $5,400               0
Senior Vice President -                       1999     $158,000    $22,000    $5,400           8,000(3)
Strategic Planning and Food Services          1998     $148,000    $22,000    $5,400               0

Gary M. Jacobs (4)                            2000     $216,000    $99,500    $5,400               0
Executive Vice President - Finance, Chief     1999     $150,000         $0    $4,500         175,000
    Financial Officer, Treasurer and          1998      $    --     $   --     $  --              --
    Secretary

Andrew Jacobson                               2000     $233,333    $77,000    $5,400          50,000(3)
President - Natural Foods Division            1999     $216,700    $70,000   $46,793(5)       20,000(3)
                                              1998     $129,329         $0    $4,050          60,000
--------------------------------

(1) Represents options for 125,000 shares conditionally granted to Mr. Simon on June 30,1997 at an exercise price of $4.8125 per share pending an increase to shares eligible for grant under the 1994 Plan that was approved by stockholders at a meeting held December 9, 1997. We will incur a straight-line non-cash compensation charge ($46,000 for fiscal 2000 and 1999 and $27,000 for fiscal 1998) over the 10-year vesting period based on the excess (approximately $461,000) of the market value of the shares of common stock underlying the options ($8.50 per share) on December 9, 1997 compared to $4.8125 per share on the date of grant.
(2) 20% became exercisable on each of December 31, 1996, 1997, 1998 and 1999 and an additional 20% becomes exercisable on December 31 of this year, provided Mr. Brecher remains employed by us.
(3) 50% becomes exercisable one year from the date of grant and 50% becomes exercisable two years from the date of grant.
(4)  Mr. Jacobs commenced employment on September 8, 1998.
(5)  Includes $41,393 in relocation expenses and related fees.

Employment Agreements

Irwin D. Simon

     We have entered into an employment agreement with Mr. Simon. The term of the agreement is for three years and can be extended for one additional year by mutual consent. Mr. Simon's employment agreement provides for a minimum annual base salary of $460,000 for the fiscal year ending June 30, 2001, $520,000 for the fiscal year ending June 30, 2002 and $600,000 for the fiscal year ending June 30, 2003. Mr. Simon's employment agreement also provides for an annual bonus ranging from 0% to 200% of his annual compensation upon the achievement of sales and profitability objectives to be determined by our compensation committee. Under the agreement, Mr. Simon will also receive an annual grant during each year of the term of his agreement of options under our 1994 Plan exercisable for 300,000 shares of our common stock at an exercise price equal to the market price on the date of the grant, and a one-time grant of options to purchase an additional 300,000 shares of our common stock which were provided for in his previous employment arrangement but were not granted as of June 30, 2000. In the event that Mr. Simon is terminated without cause or he resigns for good reason, which will include resignation upon a change of control, he will be entitled to, among other things, two years annual salary and two years average annual bonus plus compensation in lieu of his granted and ungranted options (based on a black-scholes value) as of the date of his termination, together with options to purchase an additional 300,000 shares of our common stock. Mr. Simon has also agreed not to compete with us during his employment term or for a period of two years thereafter and has agreed to customary provisions regarding confidentiality and proprietary rights.

Change of Control Agreements

     We have entered into change of control agreements with Messrs. Brecher, Jacobs and Jacobson that provide that, in the event that, following a change of control of Hain, the surviving corporation takes certain actions, including a termination without cause, diminution in duties or forced relocation, such executive officer will be entitled to terminate his employment and receive two times annual base salary and annual bonus, two years benefits continuation and immediate vesting of all outstanding options.

Stock Option Grants and Exercises

     The tables below set forth information with respect to grants of options to, and exercise of options by, our Chief Executive Officer and our other four named executive officers during our fiscal year ended June 30, 2000.

                                           Option Grants in Last Fiscal Year

                            Individual Grants                                         Potential Realizable
                                      % of Total                                        Value at Assumed
                        Options       Number of                                       Annual Rates of Stock
                        Granted to    Securities    Exercise                           Price Appreciation
                        Employees     Underlying    or Base                              for Option Term
                        in Fiscal     Options       Price         Expiration
Name                    Year          Granted       ($/Sh)(1)     Date                 5%             10%
----                    -----------   -----------   ---------     ----------          ----            ---
Andrew Jacobson            50,000           7.9%       $22.125    Jan. 3, 2010    $305,636       $675,377
--------------------

(1) Options were granted at exercise prices which were not less than the fair market value of the common stock at the time of grant.

                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values


                                                          Securities Underlying              Value of Unexercised
                             Shares                        Unexercised Options               In-the-Money Options
                            Acquired       Value          Held at June 30, 2000              at June 30, 2000(1)
Name                      on Exercise     Realized   Exercisable     Unexercisable     Exercisable      Unexercisable
---------------------     -----------    ----------  ------------    -------------     ------------     -------------

Irwin D. Simon              10,000       $201,750     1,435,000                0          $36,928,288        --
Benjamin Brecher            20,000       $463,813       195,000           50,000          $ 5,860,938     $1,671,875
Ellen B. Deutsch            18,300       $390,546        13,200            4,000          $   375,635     $   82,500
Gary M. Jacobs               5,000       $ 82,200       170,000                0          $ 3,567,500        --
Andrew Jacobson              5,000       $ 93,594        40,000           60,000          $   845,625     $  934,375


-----------------------
(1) Based on a price of $36.6875 per share, the closing bid price for our common stock on The Nasdaq National Market on June 30, 2000.

1993 Executive Stock Option Plan

     In July 1993, we adopted the 1993 Executive Stock Option Plan, which we refer to in this notice of annual meeting as the 1993 Plan, under which we granted to Irwin D. Simon, our founder, president and chief executive officer, options to purchase 600,000 shares of our common stock. The exercise price of options designed to qualify as incentive options is $3.58 per share and the exercise price of non-qualified options is $3.25 per share. The options expire in 2003.

1994 Long Term Incentive and Stock Award Plan

     In December 1994, we adopted the 1994 Long Term Incentive and Stock Award Plan, which we refer to in this notice of annual meeting as the 1994 Plan. The 1994 Plan, as amended, provides for the granting of incentive stock options to employees and directors to purchase up to an aggregate of 6,400,000 shares of our common stock with a maximum individual limit of 1,000,000 shares in any calendar year. The 1994 Plan is administered by the compensation committee of the board of directors. All of the options granted to date under the 1994 Plan have been incentive or non-qualified stock options providing for exercise prices not less than the fair market price at the date of grant, and expire 10 years after date of grant. At the discretion of the compensation committee, options are exercisable upon grant or over an extended vesting period. During fiscal year 1998, options to purchase 298,600 shares were granted at prices from $4.50 to $14.13 per share, options to purchase 274,400 shares were exercised and options to purchase 47,800 shares were canceled. During fiscal year 1999, options to purchase 1,175,600 shares were granted at prices from $12.125 to $21.50 per share, options to purchase 322,950 shares were exercised and options to purchase 23,750 shares were canceled. During fiscal year 2000, options to purchase 372,550 shares were granted at prices ranging from $21.188 to $33.50 per share, options to purchase 127,900 shares were exercised and options to purchase 14,750 shares were canceled. At June 30, 2000, 3,658,950 options were available for grant under the 1994 Plan.

1996 Directors Stock Option Plan

     In December 1995, we adopted the 1996 Directors Stock Option Plan, which we refer to in this notice of annual meeting as the Directors Plan. The Directors Plan provides for the granting of stock options to non-employee directors to purchase up to an aggregate of 750,000 shares of our common stock. During fiscal year 1998, options for an aggregate of 67,500 shares were granted at prices of $8.50 and $19.68 per share, no options were exercised and no options were canceled. During fiscal year 1999, options for an aggregate of 95,000 shares were granted at a price of $17.625 per share, options to purchase 90,000 shares were exercised and no options were canceled. During fiscal year 2000, options for an aggregate of 103,500 shares were granted at prices of $23.25 and $26.063 per share, options to purchase 80,000 shares were exercised and no options were canceled. At June 30, 2000, 326,500 options are available for grant under the Directors Plan. The options expire in 2001. No options may be granted under the Directors Plan after December 2000.

2000 Directors Stock Option Plan

     In May 2000, we adopted a new 2000 Directors Stock Option Plan, which we refer to in this notice of annual meeting as the 2000 Directors Plan. The 2000 Directors Plan provides for granting of stock options to non-employee directors to purchase up to an aggregate of 750,000 shares of our common stock. At June 30, 2000, no options were granted under the 2000 Directors Plan.

Celestial Plans

     In connection with the Merger, we assumed Celestial's 1993 Long-Term Incentive Plan and 1994 Non-Employee Director Compensation Plan, which we refer to in this notice of annual meeting collectively as the Celestial Plans. Following the consummation of the Merger, no options to purchase shares of common stock will be granted under the Celestial Plans. As of June 30, 2000 options to purchase 1,267,806 shares of common stock were outstanding under the Celestial Plans.


                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     Compensation Committee. Our compensation committee is responsible for determining the compensation of our executive officers. The compensation committee also administers the 1994 Plan and discretionary grants under our Directors Plan and 2000 Directors Plan.

     The compensation committee is currently comprised of Ms. Bronner, Mr. Heyer and Ms. Hahn, with Ms. Bronner acting as chairperson. Decisions and recommendations by the compensation committee are made on the basis of an assessment of corporate performance and a review of supporting data, including historical compensation data of other companies within the industry. Although actions with respect to various programs are taken at different times, consideration of each is made in the context of our overall compensation package.

     Section 162(m) of the Internal Revenue Code generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and our four other most highly compensated executive officers) to no more than $1 million. Considering the current structure of executive officer compensation, the compensation committee believes that we will not be denied any significant tax deductions for fiscal 2000. The compensation committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

     Compensation Philosophy. Our executive compensation program is designed to provide competitive levels of remuneration and assist us in attracting and retaining qualified executives. The compensation committee is committed to the objectives of linking executive compensation to corporate performance and providing incentives which align the interests of our executives with the interests of our stockholders. This philosophy underlies executive compensation policies designed to integrate rewards with the attainment of annual and long-term performance goals, reward significant corporate performance and recognize individual initiatives and achievements. It is performance which most significantly influences an individual executive's compensation level. As a result, actual compensation levels in any particular year may be above or below those of our competitors, depending upon our performance. The executive compensation program is comprised of salary, annual cash incentives and long-term, stock-based incentives. The following is a discussion of each of the elements of the executive compen-sation program along with a description of the decisions and actions taken by the compensation committee with regard to fiscal 2000 compensation:

          Base Salary. We establish salary ranges for each of our executive positions based on appropriate external comparisons, internal responsibilities and relationships to other corporate positions. Existing base salaries and annual escalations for the named executives were established based on the foregoing factors and in negotiation with each of the executives in connection with their employment by us.

          Annual Incentive. We may pay annual cash bonuses in any year to reward significant corporate accomplishments and individual initiatives which contributed to the attainment of targeted goals relating to product sales, product margins, return on capital employed, earnings per share and stockholder return. If the compensation committee determines that corporate results are such that a bonus program is warranted, then each executive's accomplishments are assessed as to their impact on corporate results. Contributions must be above and beyond normal expectations. The chief executive officer meets with the compensation committee to review corporate results, the individual executive's contributions and his recommendations as to annual incentive payments.

          Long-Term Incentives. The 1994 Plan and the 1993 Plan were approved by stockholders for the purpose of promoting the interests and our stockholders by: (1) attracting and retaining executives and other key employees of outstanding ability; (2) strengthening our capability to develop, maintain and direct a competent management team; (3) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals; (4) providing incentive compensation opportunities which are competitive with those of other comparably situated corporations; and (5) enabling such employees to participate in our long-term growth and financial success.

          Chief Executive Officer Compensation. The compensation committee is responsible for determining the appropriate compensation for our chief executive officer based on a variety of criteria, including our performance and the chief executive officer's performance, the compensation of the chief executive officers of comparable companies and other market factors. In fiscal 2000, the compensation committee worked with Mr. Simon in the preparation of his employment agreement described above, then recommended the adoption of the employment agreement to our board of directors, which adopted it unanimously.


           Compensation Committee:          Beth L. Bronner, Chairperson
                                            Andrew R. Heyer
                                            Marina Hahn

                                PERFORMANCE GRAPH

     The following graph compares the performance of our common stock to the S&P 500 Index and to the Standard & Poor's food group index for the period from June 30, 1995 through June 30, 2000. The comparison assumes $100 invested on June 30, 1995.


      Year Ended June 30,       Hain         S&P 500 Index     S&P Food Index
      -------------------       ----         -------------     --------------

      1995                      100          100               100
      1996                      77           123               114
      1997                      110          163               155
      1998                      591          208               195
      1999                      471          252               171
      2000                      837          267               148



                                 PROPOSAL NO. 2
              RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

     It is the practice of the board of directors to designate the accounting firm that will serve as our independent auditors. The audit committee has recommended that Ernst & Young LLP be selected to audit our financial statements for the fiscal year ending June 30, 2001 and the board of directors has approved the selection of Ernst & Young LLP. Ernst & Young LLP audited our financial statements for the fiscal years ended June 30, 1995 through June 30, 2000. Unless a contrary vote is indicated, the proxies solicited hereby will be voted FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 2001.

     The audit committee reviews and approves the audit and non-audit services to be provided by our independent auditors during the year, considers the effect that performing those services might have on audit independence and approves management's engagement of our independent auditors to perform those services.

     Ernst & Young LLP expects to have a representative at our 2000 annual meeting of stockholders who will have the opportunity to make a statement and will be available to respond to appropriate questions.


                                 PROPOSAL NO. 3
                              STOCKHOLDER PROPOSAL

     Jill Ratner, the holder of 706 shares of our common stock, who can be contacted c/o Harrington Investments, Inc., 1001 Second Street, Suite 325, Napa, CA 94559, has informed us that she intends to present the following proposal at the Annual Meeting of Stockholders.

     Adoption of the following proposal will require the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the meeting. Securities and Exchange Commission rules require that we reprint the proposal and supporting statement as they were submitted to us.

                              Stockholder Proposal

     "WHEREAS, International markets for genetically engineered (GE) foods are threatened by extensive resistance: o Europe's large food retailers, including Tesco, Sainsbury Group, Carrefour, and Rewe, have committed to removing GE ingredients from their store-brand products, as have U.S. retailers Whole Foods Market and Wild Oats Markets, and Genuardi's Family Markets;

     o In the UK, three fast-food giants--McDonald's, Burger King, and Kentucky Fried Chicken--are eliminating GE soya and corn ingredients from their menus;

     o McCain Foods of Canada, the world's largest potato and frozen french fry processor, announced it would no longer accept genetically engineered Bt potatoes for their brand name products (11/99);

     o Gerber Products Co. announced in July 1999 that they would not allow GE corn or soybeans in any of their baby foods;

     o Frito-Lay, a division of PepsiCo, asked farmers that supply corn for Frito-Lay chips to provide only non-genetically engineered corn (1/2000);

     o once in effect, the Biosafety Protocol, approved by representatives of more than 130 countries (1/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain" GEOs and countries can decide whether to import those commodities based on a scientific risk assessment.

     There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

     o The USDA has acknowledged (7/13/1999) the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products;

     o Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

     o In 1998, research showed that Bt crops are building up Bt toxins in the soil, thereby harming soil ecology and beneficial organisms and insects;

     o The National Academy of Sciences report Genetically Modified Pest-Protected Plants recommends development of improved methods for identifying potential allergens in genetically engineered pest-protected plants. The report found the potential for gaps in regulatory coverage (4/2000).

     In the U.S., we have a long tradition of citizens' "right to know" as expressed in laws requiring nutritional labeling of foods:

     o A January 1999 Time/CNN poll indicated that 81% of Americans said that GE food should be labeled as such;

     o GE crops may incorporate genes from animal species. Individuals wishing to avoid them for religious or ethical reasons cannot unless they are labeled;

     o The European Union requires labeling of GE foods, and labeling has been proposed by governmental authorities in Japan, New Zealand, South Korea and Australia.

RESOLVED: Shareholders request the Board of Directors to adopt a policy to phase out genetically engineered crops, organisms, or products thereof from all products sold under the Company's brand names or private labels as quickly as feasible, until long-term safety testing shows that they are not harmful to humans, animals, and the environment; and provide the interim step of labeling and identifying products that may contain these ingredients, and reporting to the shareholders by August 2001."

                              Supporting Statement

     We feel that it is important for Hain Celestial Food Group to adopt a policy to phase out the purchase of genetically altered substances in its production of consumer food products. At the very least, we urge the Company to adopt a policy of properly labeling all of its products that contain genetically altered substances. We believe that failure to do so could leave our company financially liable should detrimental effects to public health appear due to this new and untested technology.

                                 HAIN'S RESPONSE

     The Board of Directors and Management Oppose the Foregoing Proposal and Recommend a Vote AGAINST it for the following reasons:

     We have provided high quality, natural and specialty food products to consumers since our inception. We have, and always will have, the greatest concern for food safety. Although we recognize that the issues of biotechnology and genetically engineered foods raise concerns with certain consumers, our management and board of directors believe that the stockholder proposal set forth above should be rejected.

The proposal does not allow us the flexibility we need to meet consumers' changing demands.

     We need the flexibility to quickly adjust our product and ingredient mix, depending on consumer needs and preferences. Our best interest is not served by a complete prohibition on certain products. The proposal seeks to phase out "genetically engineered crops, organisms, or products thereof" from all products sold under our brand names or private labels and to label and identify all products that contain these ingredients. The decision to "phase out" or label products should be a business decision based on the considerations of financial costs, consumer acceptance, and product safety. A hard and fast rule of prohibition is inappropriate. Because it would not allow us to sell such products and respond to consumer preferences, adopting the proposal could place us at a competitive disadvantage.

The proposal is not scientifically sound.

     Based upon all of the scientific data available to date, we firmly believe that all of the products that we sell, including those that contain ingredients that may developed through biotechnology, are safe. The food industry is highly regulated on a world-wide basis, and our products meet or exceed the consumer safety and quality requirements in every country in which they are sold. The United States Department of Agriculture, or USDA, is one of three federal agencies, along with the Environmental Protection Agency and the U.S. Food and Drug Administration, or FDA, primarily responsible for regulating biotechnology in the United States. Under a policy statement, the FDA has said genetically modified foods were generally recognizable as safe and that it would not mandate labeling. In September 2000, a federal judge granted summary judgment to the FDA upholding its policy against requiring labeling for these types of foods.

Adopting the proposal would not aid in consumer understanding of the issue.

     Government leaders, scientists, religious leaders, and a wide range of individuals around the world believe that the use of biotechnology in foods could give us great benefits, including the ability to save and improve human lives by increasing food production; providing increased nutrients and possibly vaccines in food; and allowing for the reduced use of pesticides, helping to better preserve our environment for future generations. The proponent do not address these considerations.

     The proponent also does not address the great progress made by farmers and scientists who have been improving products through cross-pollination and other breeding techniques for well over 100 years. This has led to an ever-improving food supply, producing crops that are larger, more resistant to insects and diseases, and more plentiful. We believe that our stockholders will be better served if this progress continues while we remain sensitive to consumer concerns and product acceptance.

                              CERTAIN RELATIONSHIPS

     On September 27, 1999, we announced an agreement with H.J. Heinz Company to form a strategic alliance for the global production and marketing of natural and organic foods and soy-based beverages. In connection with the alliance, we issued 2,837,343 investment shares of our common stock to Boulder, Inc. (formerly known as, Earth's Best), a wholly owned subsidiary of Heinz, for an aggregate purchase price of $82,383,843. In addition, in a separate transaction, we announced on September 27, 1999 that we had purchased the Earth's Best trademarks. In consideration for the trademarks, we paid $4,620,000 in cash and issued 670,234 shares of our common stock to Boulder, valued at $17,380,000. In connection with the issuance of these shares, Hain and Boulder entered into an investor's agreement that provides for the appointment to our board of directors of one member nominated by Boulder, Inc., currently Mr. Jimenez, and one member jointly nominated by Boulder and Hain, currently Mr. Clare. Mr. Jimenez is President and Chief Executive Officer of Heinz North America, a division of H.J. Heinz Company, and Mr. Clare is Managing Director, Grocery, Europe for H.J. Heinz Company.

     In accordance with the provisions of the investor's agreement relating to Boulder's right to maintain its ownership percentage following certain issuances by us of our common stock, on June 19, 2000, we issued an additional 2,582,744 shares of common stock to Boulder at an aggregate purchase price of $79,743,147 in connection with the Merger. Under the investor's agreement described above, Boulder has agreed to vote its shares in favor of nominees for directors listed in Proposal No. 1.

     In fiscal 2000, we paid to H.J. Heinz Company approximately $14.0 million in purchases, royalties and profit sharing fees relating to these lines of business.

     Mr. Meltzer, who is nominated as a director, is a partner at the law firm Cahill Gordon & Reindel. Cahill Gordon & Reindel provides legal services to us from time to time.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for one late filing on behalf of each of Mr. Jacobs and Mr. Jacobson.


                                  OTHER MATTERS

     Management does not know of any other matters that will come before the meeting, but should any other matters requiring a vote of stockholders arise, including any question as to an adjournment of the meeting, the persons named on the enclosed proxy will vote thereon according to their best judgment in our interests.

                              STOCKHOLDER PROPOSALS

     We will not consider including a stockholder's proposal for action at our 2001 Annual Meeting of Stockholders in the proxy material to be mailed to our stockholders in connection with such meeting unless such proposal is received at our principal office no later than July 8, 2001.


By order of the board of directors,



Gary M. Jacobs
Corporate Secretary

Dated:  November 3, 2000


Your vote is important. Stockholders who do not expect to be present at the Annual Meeting and who wish to have their stock voted are requested to sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed in the United States.

                                                                         Annex A


                         THE HAIN CELESTIAL GROUP, INC.

                             AUDIT COMMITTEE CHARTER


     The Audit Committee (the "Audit Committee") of the Board of Directors (the "Board") of The Hain Celestial Group, Inc. (the "Company") has adopted the following Audit Committee Charter (the "Charter"):

     1. Designation of Audit Committee. The Audit Committee has heretofore been designated by the Board and serves as the Audit Committee of the Board. The Audit Committee shall continue to function in accordance with the prior determinations of the Board, the Company's certificate of incorporation and by-laws and the rules and regulations of the Board and this Charter, as approved by the Board at a meeting of the Board held December 7, 1999 and as adopted by the Audit Committee at a meeting held December 7, 1999.

     2. Policy Confirmation. The operation and function of the Audit Committee is based on the recognition that the outside auditor for the Company is ultimately accountable to the stockholders of the Company, to the Board, and to the Audit Committee of the Company, that the Audit Committee and Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor or to nominate the outside auditor to be proposed for stockholder approval in any proxy statement.

     3. Membership. The Audit Committee shall consist of not less than three (3) members of the Board and shall be subject to the following limitations:

          (a) The Audit Committee shall be composed entirely of independent members of the Board and no person who is employed by the Company or any of its subsidiaries shall be a member of the Audit Committee. No member of the Audit Committee shall have any relationship to the Company or any of its subsidiaries that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a member of the Audit Committee;

          (b) Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board in their business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee;

          (c) At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board interpret such qualification in their business judgment;

          (d) In setting the qualifications for the members of the Audit Committee and in electing members to the Audit Committee, the Board may take into consideration academic background or training in financial analysis or business management, business experience throughout the career of the individual which involved or required financial management analysis and understanding, service as director and membership on the Audit Committee and such other factors as the Board may deem appropriate; and

          (e) The composition and membership of the Audit Committee shall otherwise comply with the rules and regulations of the Securities and Exchange Commission (the "SEC") and the rules and regulations of The Nasdaq Stock Market, Inc. ("Nasdaq").

     4. Purposes. The purposes of the Audit Committee are:

          (a) to oversee the accounting and financial reporting policies and practices of the Company and its subsidiaries, their internal controls and, as appropriate, the internal controls of certain third parties with which the Company and its subsidiaries do business;

          (b) to oversee the quality and objectivity of the consolidated financial statements of the Company and the independent audit thereof; and

          (c) to act as a liaison between the Company's independent auditors and the Board.

     In general, the function of the Audit Committee is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the auditor's responsibility to plan and carry out a proper audit.

     5. Duties and Powers. To carry out its purposes, the Audit Committee shall have the following duties and powers:

          (a) to recommend the selection, retention or termination of auditors and, in connection therewith, to evaluate the independence of the auditors, including whether the auditors provide any consulting services to the Company;

          (b) to meet with the independent auditors of the Company, including private meetings, as necessary (i) to review the arrangements for and scope of the annual audit, timely quarterly reviews, and any special audits; (ii) to discuss any matters of concern relating to the consolidated financial statements of the Company, including any adjustments to such statements recommended by the auditors, or other results of said audit(s); (iii) to consider the auditors' comments with respect to the financial policies, procedures and internal accounting controls of the Company and its subsidiaries, and management's responses thereto;

          (c) to consider the effect upon the Company of any changes in accounting principles or practices and its subsidiaries proposed by management or the auditors;

          (d) to review with management and the independent auditors the financial statements prior to the filing of the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements; and discuss the results of the annual audit and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards;

          (e) to review the Company's quarterly financial statements with management and the independent auditors prior to filing on the Form 10-Q (prior to the press release of such results, if possible) to determine that the independent auditors do not make an exception to the disclosure and content of the financial statements;

          (f) to review the fees charged by the auditors for audit and non-audit services;

          (g) on an annual basis, to obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditors;

          (h) to review the Company's disclosure in the proxy statement for its annual meeting of stockholders that describes that the Audit Committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the annual report to stockholders or the proxy statement at least triennially or the year after any significant amendment to the Charter;

          (i) to inquire of management, the internal auditors, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks or exposures to the Company; and

          (j) to report its activities to all of the Board on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

     6. Meetings and Communications. The Audit Committee shall meet on a regular basis and is empowered to hold special meetings as circumstances require. In addition, the chairperson of the Audit Committee shall make suitable provision for ongoing communication between the outside auditors and himself or herself concerning matters arising between such meetings of the Audit Committee, including without limitation, consideration of changes in accounting policies or practices, unusual events which may require auditor comment or disclosure, or preparation and publication of interim financial statements by the Company.

     7. Authority. The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Company.

     8. Annual Charter Review. The Audit Committee shall review this Charter at least annually and recommend any changes to be made to the Board.

     9. Written Affirmation. If and when required by the rules and regulations of the SEC or Nasdaq, the Audit Committee shall provide in writing to the SEC or Nasdaq, as the case may be, any information required to fulfill the Company's disclosure obligations regarding the composition and operation of the Audit Committee.

     10. Audit Committee Report in the Company's Proxy Statement. A report from the Audit Committee will be included in the Company's annual Proxy Statement and must disclose the following items:

          (a) Whether the Audit Committee has reviewed and discussed the audited financial statements with management;

          (b) Whether the Audit Committee discussed the matters required by SAS No. 61, as may be modified or supplemented, with the independent auditors;

          (c) Whether the Audit Committee has received the written disclosures and the letter from the independent auditors required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the auditors the auditor's independence; and

          (d) Whether, based on the review and discussions listed above, it recommended to the Board that the financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

                                                                         Annex B


                         THE HAIN CELESTIAL GROUP, INC.


     This Proxy is solicited on Behalf of the Board of Directors of The Hain Celestial Group, Inc. (the "Company"). The undersigned hereby appoints Irwin D. Simon and Gary M. Jacobs, or either of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on December 5, 2000, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given the shares will be voted "FOR" items 1 and 2 and "AGAINST" item 3 below, each of said items being more fully described in the Notice of such meeting and the accompanying Proxy Statement, receipt of which are hereby acknowledged.

     The Board of Directors Recommends You Vote "FOR" items 1 and 2 Below

     1. Election of Directors

        FOR all nominees listed below [  ]        WITHHOLD AUTHORITY [  ]
        (except as marked to the contrary         to vote for all nominees
        below)                                    listed below

        (Instructions: to withhold authority to vote for an individual nominee, strike a line through the nominee's name listed below.)
          Irwin D. Simon, Morris J. Siegel, Andrew R. Heyer, Beth L. Bronner, Jack Futterman, James S. Gold, Joseph Jimenez, Marina Hahn, Gregg A. Ostrander, Nigel Clare, Roger Meltzer

     2. To ratify the appointment of Ernst & Young LLP, to act as independent auditors of the Company for the fiscal year ending June 30, 2001.

        For [  ]              Against [  ]                Abstain [  ]


     The Board of Directors Recommends You Vote "AGAINST" item 3 Below

     3. To consider and act upon a stockholder proposal, if presented at the meeting by its proponents, requesting the Board of Directors to adopt a policy of removing genetically engineered foods from the Company's brand name or private label products.

        For [  ]               Against [  ]                Abstain [  ]

                      Please Complete All Information Below


                               Signature:  _____________________________________
                               Signature:  _____________________________________
                               Dated:   ___________________________________ 2000
                                        Please sign exactly as names appear
                                        hereon, indicating official position or
                                        representative capacity, if any. If
                                        shares are held jointly, both owners
                                        should sign.








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